Exhibit 99.1

PROSOMNUS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2022 and December 31, 2021

	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,160,803	$1,500,582
Accounts receivable, net of allowance for doubtful accounts of $154,000 and $100,000 at September 30, 2022 and December 31, 2021, respectively	2,341,057	2,098,982
Inventory	405,705	378,769
Prepaid expenses and other current assets	421,105	148,207
Total current assets	5,328,670	4,126,540
Property and equipment, net	1,035,053	3,356,595
Right-of-use assets, net	3,820,770	-
Deferred financing costs	1,807,626	—
Other assets	262,914	154,797
Total assets	$12,255,033	$7,637,932

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$3,150,787	$955,648
Accrued compensation	2,269,586	1,642,474
Other accrued expenses	1,398,434	1,161,781
Revolving line of credit	1,759,377	587,816
Current portion of subordinated loan and security agreement	1,454,914	968,493
Current portion of equipment financing obligation	60,008	55,333
Current portion of finance lease liabilities	1,160,737	926,104
Current portion of operating lease liabilities	224,904	-
Commission settlement	147,249	274,323
Liability for subscription agreements	1,225,000
Total current liabilities	12,850,996	6,571,972

Subordinated loan and security agreement, net of current portion	3,016,251	3,908,003
Equipment financing obligation, net of current portion	199,008	244,617
Finance lease liabilities, net of current portion	1,588,652	866,853
Operating lease liabilities, net of current portion	84,611	-
Subordinated notes	7,644,892	6,620,811
Bridge Loan (Unsecured subordinated promissory notes)	2,757,107	-
Bridge Loan (Secured subordinated loan)	1,977,592	-
Accrued interest	5,487,576	3,392,003
Warrant liability	583,000	562,244

Deferred rent	-	57,741
Total liabilities	36,189,685	22,224,244

Commitments and contingencies (Note 9)

Series B redeemable convertible preferred stock, $0.0001 par value, 7,610,700 shares authorized; 7,288,333 shares issued and outstanding; liquidation preference of $26,237,999	12,389,547	12,389,547

Series A redeemable convertible preferred stock, $0.0001 par value, 43,585 and 26,250 shares authorized; 26,245 shares issued and outstanding; liquidation preference of $26,245,000	26,245,000	26,245,000

Stockholders' deficit:
Common stock, $0.0001 par value, 36,038,535 shares authorized; 24,781,992 and 24,566,386 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	2,477	2,456
Additional paid-in capital	150,430,939	150,425,960
Accumulated deficit	(213,002,615)	(203,649,275)
Total stockholders' deficit	(62,569,199)	(53,220,859)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$12,255,033	$7,637,932

PROSOMNUS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2022 and 2021

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue, net	$4,997,979	$3,702,539	$13,601,031	$9,671,675

Cost of Revenue	2,540,288	1,758,698	6,440,475	4,626,103

Gross Profit	2,457,691	1,943,841	7,160,556	5,045,572

Operating expenses
Research and development	688,540	569,983	1,915,521	1,429,485
Sales and marketing	2,319,362	1,508,299	6,450,173	4,108,089
General and administrative	1,577,049	1,129,069	4,213,458	3,226,766
Total operating expenses	4,584,951	3,207,351	12,579,152	8,764,340

Other income (expense)
Interest expense	(1,421,702)	(860,946)	(3,714,777)	(2,305,418)
Forgiveness of PPP loans	-	1,003,112	-	2,281,262
Change in fair value of warrant liability	-	-	(20,756)	(44,334)
Loss on extinguishment of debt	-	-	(192,731)	-
Total other expense	(1,421,702)	142,166	(3,928,264)	(68,490)

Net loss before income taxes	(3,548,962)	(1,121,344)	(9,346,860)	(3,787,258)

Provision for income taxes	-	-	(6,480)	(7,652)

Net loss	$(3,548,962)	$(1,121,344)	$(9,353,340)	$(3,794,910)

Net loss per share attributable to common stockholders, basic and diluted	$(0.14)	$(0.05)	$(0.38)	$(0.16)

Weighted average shares attributable to common stockholders, basic and diluted	24,713,218	24,433,747	24,611,666	24,269,187

PROSOMNUS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE

CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

For the three and nine months ended September 30, 2022 and 2021

(Unaudited)

	Redeemable Convertible Preferred Stock						Additional		Total
	Series B		Series A		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2022	7,288,333	$12,389,547	26,245	$26,245,000	24,566,386	$2,456	$150,425,960	$(203,649,275)	$(53,220,859)
Vesting of restricted stock awards	—	—	—	—	73,724	7	(7)	—	—
Net loss	—	—	—	—	—	—	—	(2,980,733)	(2,980,733)
Balance as of March 31, 2022	7,288,333	$12,389,547	26,245	$26,245,000	24,640,110	$2,463	$150,425,953	$(206,630,008)	$(56,201,592)
Vesting of restricted stock awards	—	—	—	—	62,781	6	(6)	—	—
Stock-based compensation expense	—	—	—	—	—	—	4,000	—	4 ,000
Net loss	—	—	—	—	—	—	—	(2,823,645)	(2,823,645)
Balance as of June 30, 2022	7,288,333	$12,389,547	26,245	$26,245,000	24,702,891	$2,469	$150,429,947	$(209,453,653)	$(59,021,237)
Vesting of restricted stock awards	—	—	—	—	79,031	8	(8)	—	—
Stock-based compensation expense	—	—	—	—	—	—	1,000	—	1,000
Net loss	—	—	—	—	—	—	—	(3,548,962)	(3,548,962)
Balance as of September 30, 2022	7,288,333	$12,389,547	26,245	$26,245,000	24,781,922	$2,477	$150,430,939	$(213,002,615)	$(62,569,199)

	Redeemable Convertible Preferred Stock						Additional		Total
	Series B		Series A		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2021	7,288,333	12,389,547	26,245	$26,245,000	24,184,697	$2,418	$150,421,286	$(197,671,868)	$(47,248,164)
Vesting of restricted stock awards	—	—	—	—	71,611	7	(7)	—	—
Stock-based compensation expense	—	—	—	—	—	—	1,000	—	1,000
Net loss	—	—	—	—	—	—	—	(1,892,412)	(1,892,412)
Balance as of March 31, 2021	7,288,333	$12,389,547	26,245	$26,245,000	24,256,308	$2,425	$150,422,279	$(199,564,280)	$(49,139,576)
Vesting of restricted stock awards	—	—	—	—	71,611	7	(7)	—	—
Stock-based compensation expense	—	—	—	—	—	—	1,000	—	1,000
Net loss	—	—	—	—	—	—	—	(781,154)	(781,154)
Balance as of June 30, 2021	7,288,333	$12,389,547	26,245	$26,245,000	24,327,919	$2,432	$150,423,272	$(200,345,434)	$(49,919,730)
Vesting of restricted stock awards	—	—	—	—	94,094	9	(9)	—	—
Stock-based compensation expense	—	—	—	—	—	—	1,000	—	1,000
Net loss	—	—	—	—	—	—	—	(1,121,344)	(1,121,344)
Balance as of September 30, 2021	7,288,333	$12,389,547	26,245	$26,245,000	24,422,013	$2,441	$150,424,263	$(201,466,778)	$(51,040,074)

PROSOMNUS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2022 and 2021

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,353,340)	$(3,794,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Forgiveness of PPP loans	—	(2,281,262)
Depreciation	302,932	640,919
Amortization of finance right-of-use asset	597,904	—
Amortization of operating right-of-use asset	131,090	—
Noncash interest	2,934,254	1,769,576
Amortization of debt discount	135,956	93,338
Loss on extinguishment of debt	192,731	—
Bad debt expense	54,448	60,000
Stock-based compensation	5,000	3,000
Change in fair value of warrant liability	20,756	44,334
Changes in operating assets and liabilities:
Accounts receivable	(296,524)	(746,447)
Inventory	(26,936)	(132,684)
Prepaid expenses and other current assets	(319,416)	(5,639)
Deferred financing costs	(1,807,626)	—
Other assets	(108,117)	(530)
Accounts payable	2,195,139	152,871
Accrued compensation	627,112	563,407
Other accrued expenses	227,803	159,827
Operating lease liability	(148,486)	—
Commission settlement	(127,074)	(99,051)
Net cash used in operating activities	(4,762,394)	(3,573,251)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(331,373)	(188,463)
Net cash used in investing activities	(331,373)	(188,463)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from subscription agreements	1,225,000	—
Proceeds from line of credit	18,759,540	5,136,583
Repayment of line of credit	(17,587,978)	(4,466,536)
Proceeds from issuance of subordinated notes	375,000	830,000
Repayments of subordinated notes	(75,000)	—
Principal payments on capital lease obligations	—	(544,702)
Principal payments on finance lease obligations	(822,315)	—
Principal payments on equipment financing obligation	(41,728)	(36,739)
Proceeds from Paycheck Protection Program loans	—	1,003,112
Proceeds from subordinated loan and security agreement	—	2,000,000
Repayments of subordinated loan and security agreement	(710,320)	(471,155)
Proceeds from unsecured subordinated promissory notes	5,131,789	—
Repayments of unsecured subordinated promissory note	(500,000)	—
Net cash provided by financing activities	5,753,988	3,450,563

Net increase (decrease) in cash and cash equivalents	660,221	(311,151)
Cash and cash equivalents at beginning of year	1,500,582	1,555,554
Cash and cash equivalents at end of year	$2,160,803	$1,244,403

Supplemental disclosure of cash flow information
Cash paid for interest	$559,230	$457,782
Cash paid for income taxes	$6,480	$7,652

Supplemental disclosure of noncash investing and financing activities:
Acquisition of property and equipment through capital leases	$-	$648,259
Acquisition of property and equipment through finance leases	$1,560,520	$-
Addition of ROU assets from finance lease modification	$239,000	$-
Issuance of redeemable convertible preferred stock warrant in connection with subordinated loan and security agreement	$-	$143,333

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Company Organization

ProSomnus Holdings, Inc. along with its wholly-owned subsidiary, ProSomnus Sleep Technologies, Inc., (collectively, the “Company” or “ProSomnus”) is located in Pleasanton, California. The Company was incorporated in Delaware. The Company is focused on the development, manufacturing and marketing of precision intraoral medical devices, a new option for treating and managing patients with mild to moderate obstructive sleep apnea (“OSA”). ProSomnus precision intraoral devices are classified by the U.S. Food and Drug Administration (“the FDA”) as Class II medical devices for the treatment of snoring and mild to moderate OSA. The Company received pre-market notification and FDA clearance pursuant to Section 510(k) of the Federal Food, Drug, and Cosmetic Act (“FDCA”) for the first intraoral device in July 2014 and the devices have been commercially available in the United States since August  2014.

The Company is dedicated to further advancing the treatment of OSA through ongoing research, product development, and process enhancement for improved effectiveness, efficiency, and convenience for patients and doctors alike.

The Company is focused on commercializing device designs that are clinically relevant, creating treatment experiences that exceed the needs of the practicing sleep dentist and his or her patients, and supporting scientific research that further establishes dental sleep medicine as a viable therapy for OSA.

Basis of Presentation

The accompanying condensed consolidated financial statements were prepared on the accrual basis of accounting in accordance with principles generally accepted in the United States of America (“U.S. GAAP”).

Liquidity and Management’s Plans

These condensed consolidated financial statements have been prepared in accordance with U.S. GAAP assuming the Company will continue as a going concern.

The Company has incurred recurring losses from operations and recurring negative cash flows from operating activities. At September 30, 2022, the Company had negative working capital of approximately ($6.3) million and cash and cash equivalents of approximately $2.2 million, of which $500,000 is subject to a compensating balance requirement for a loan agreement. The Company expects to continue to incur net losses for the foreseeable future as it continues the development of its products.

Through September 30, 2022, the Company has relied primarily on the proceeds from equity offerings, debt agreements and product sales to finance its operations. The Company expects to require additional financing to fund its future planned operations and will likely raise additional capital through the issuance of equity or borrowings. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans to increase liquidity also include obtaining financial support from the primary stockholder of the Company, who has indicated its willingness and ability to provide additional financial support to the Company.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies are required to adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Unaudited Interim Financial Information

The accompanying interim condensed consolidated balance sheet as of September 30, 2022, the interim consolidated statements of operations and cash flows for the three and nine months ended September 30, 2022 and 2021, and the interim consolidated statements of stockholders’ equity for the three and nine months ended September 30, 2022 and 2021 are unaudited. These unaudited interim financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual financial statements prepared in accordance with GAAP. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2022 and the Company’s results of operations and cash flows for the three and nine months ended September 30, 2022 and 2021. The results of operations for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the full fiscal year or any other future interim or annual periods.

Merger Agreement with Lakeshore Acquisition I Corp.

On May 9, 2022, the Company entered into a Merger Agreement (the “Merger Agreement”) with Lakeshore (“Lakeshore”) Acquisition I Corp. (the “Business Combination Agreement”), a Cayman Islands exempted company (the “Purchaser”), which will result in the Purchaser acquiring 100% of the Company’s equity securities. The Board of Directors of both the Purchaser and the Company have approved the proposed merger transaction. Completion of the transaction is expected to occur in late 2022, subject to approval of stockholders of the Company and the Purchaser and is subject to other customary closing conditions. There is no assurance that the transaction will be consummated.

In exchange for their equity securities, the Company’s stockholders will receive an aggregate number of shares of common stock (the “Merger Consideration”) of the newly formed public company (“Pubco”) with an aggregate value equal to: (a) $113,000,000, minus (b) the amount by which the Closing Net Indebtedness (as defined in the Business Combination Agreement) exceeds $12,000,000. Additionally, PubCo shall make available to the Company no less than $40,000,000, prior to the payment of expenses incurred in connection with the transaction and any outstanding debt of the Company, in cash and cash equivalents immediately after the closing of the transaction, including the net proceeds from the Trust Account, after giving effect to any redemptions by shareholders of the Purchaser and the net proceeds from the Transaction Financing.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Additionally, the Company’s stockholders may be entitled to receive up to 3,000,000 earn-out shares in three tranches:

•	the first tranche of 1,000,000 earn-out shares will be issued when the volume-weighted average price per share of PubCo common stock is $12.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing;

•	the second tranche of 1,000,000 earn-out shares will be issued when the volume-weighted average price per share of PubCo common stock is $15.00 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing; and

•	the third tranche of 1,000,000 earn-out shares will be issued when the volume-weighted average price per share of PubCo common stock is $17.50 or greater for 20 trading days in any consecutive 30 trading day period commencing 6 months after the Closing and ending at the third anniversary of the Closing.

The earn-out shares will be allocated among the Company’s stockholders in proportion to the number of shares issued to them at the Closing that continue to be held by them.

In connection with their entry into the Merger Agreement, the Purchaser and the Company entered into the Purchaser Support Agreement, dated as of May 9, 2022 (the “Purchaser Support Agreement”), with the initial shareholders of Lakeshore (the “Supporters”), pursuant to which the Supporters agreed (i) to vote the LAAA Ordinary Shares held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) to not transfer, during the term of the Purchaser Support Agreement, any PubCo Common Stock owned by them, (iii) to not transfer any PubCo Common Stock held by them in accordance with the lock-up provisions set forth in Lakeshore’s final prospectus filed with the U.S. Securities and Exchange Commission on June 14, 2021, and (iv) to automatically (and with no further action by the Supporters) transfer up to an aggregate of 30% of the insider shares held by each Supporter to Equity Investors (as defined in the Purchaser Support Agreement) for no consideration.

In connection with their entry into the Merger Agreement, PubCo and the Company entered into a Voting and Support Agreement, dated as of May 9, 2022 (the “Voting and Support Agreement”), with certain ProSomnus stockholders, pursuant to which such ProSomnus stockholders agreed, among other things, (i) to vote the Company Stock (as defined in the Merger Agreement) held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) authorize and approve any amendment to the Company’s Organizational Documents (as defined in the Merger Agreement) that is deemed necessary or advisable by ProSomnus for purposes of effecting the transactions contemplated under the Merger Agreement, and (iii) to not transfer, during the term of the Voting and Support Agreement, any Company Stock owned by them, except as permitted under the terms of the Voting and Support Agreement.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Pursuant to the Merger Agreement, Lakeshore has agreed to use its reasonable best efforts to, within sixty (60) days following the date of the Merger Agreement:

(A)	enter into definitive agreements (i) with certain investors pursuant to which such investors will purchase shares of PubCo Common Stock at a purchase price of ten dollars ($10.00) per share, and/or (ii) with certain “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of PubCo Common Stock pursuant to which such Lakeshore stockholders shall agree not to redeem their shares of PubCo Common Stock in connection with the Business Combination and to waive their redemption rights under Lakeshore’s amended and restated memorandum and articles of association; provided that the combination of proceeds under (i) and (ii) shall be equal to an aggregate of at least ten-million dollars ($10,000,000) held inside or outside the Trust Account immediately prior to the consummation of the Business Combination; and

(B)	enter into definitive agreements with certain investors pursuant to which such investors will purchase convertible notes of PubCo with an aggregate principal funding equal to thirty million dollars ($30,000,000), in a private placement or placements to be consummated immediately prior to the consummation of the Business Combination.

Amendment to Certificate of Incorporation

On May 4, 2022, the Company’s Board of Directors approved a resolution to amend the terms of the Certificate of Incorporation of the Company, to (i) deem the Merger Agreement and the resulting business combination to be a “Deemed Liquidation Event” and (ii) increasing the number of authorized shares of Series A Redeemable Convertible Preferred Stock to 43,585 shares to permit the issuance of such shares pursuant to the various other amendments described.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Actual results could differ from these estimates, and such differences could materially affect the results of operations reported in future periods. The Company’s most significant estimates in these consolidated financial statements relate to the provision for doubtful accounts receivable, the warranty and rebate accruals, future revenue estimates used to calculate the current and long-term portions due under the subordinated loan agreement, the effective interest rates of the subordinated loan agreement, the estimates used to calculate the fair value of the warrant liability and discount rates for operating and finance lease agreements.

Risks and Uncertainties

Covid-19

In March 2020, the World Health Organization characterized the coronavirus (“COVID-19”) as a pandemic, and the President of the United States declared the COVID-19 outbreak a national emergency.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

The rapid spread of the pandemic and the continuously evolving responses to combat it have had an increasingly negative impact on the global economy. In view of the rapidly changing business environment, unprecedented market volatility and heightened degree of uncertainty resulting from COVID-19, the Company is currently unable to fully determine the future impact on its business. Demand may shift over time, as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration. However, the Company continues to monitor the progression of the pandemic and its potential effect on the Company’s financial position, results of operations, and cash flows. No adjustments have been made to these consolidated financial statements related to the outcome of this uncertainty.

Russia/Ukraine Conflict

Additionally, although we are a North American company with no operations in, or direct exposure to Russia and Ukraine, we have experienced shortages in materials and increased costs for transportation, energy, and raw material due in part to the negative impact of the Russia-Ukraine military conflict on the global economy. To date, the conflict between Russia and Ukraine has not had a material impact on our business, financial condition, or results of operations, but continued geopolitical turmoil, including expansion of the Russia-Ukraine conflict into other countries, or conflicts in other parts of the world, may negatively impact our supply chain and our ability to manufacture or sell our products.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of accounts receivable and cash.

The Company sells its products to customers in North America and international locations. To reduce credit risk, management performs periodic credit evaluations of its customers’ financial condition. No customers exceeded more than 10% of the Company’s sales or accounts receivables as of and for the three and nine months ended September 30, 2022 and as of and during the year ended December 31, 2021.

The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (“FDIC”). The Company believes its credit risk is mitigated due to the high quality of the banks in which it places its deposits.

Fair Value of Financial Instruments

The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. This accounting standard establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs that may be used to measure fair value:

Level 1 Inputs — The valuation is based on quoted prices in active markets for identical instrument.

Level 2 Inputs — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 Inputs — The valuation is based on unobservable inputs that are supported by minimal or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies, or similar techniques that incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument, or valuations that require significant management judgment or estimation.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following tables provide a summary of the financial instruments that are measured at fair value on a recurring basis as of September 30, 2022 and December 31, 2021:

	September 30, 2022
	Fair Value	Level 1	Level 2	Level 3
Warrant liability	$583,000	$—	$—	$583,000

	December 31, 2021
	Fair Value	Level 1	Level 2	Level 3
Warrant liability	$562,244	$—	$—	$562,244

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. At September 30, 2022 and December 31, 2021, the warrants related to the Series B redeemable convertible preferred stock issuance are classified within level 3 of the valuation hierarchy.

The Company’s non-financial assets, which include property and equipment and other assets, are not required to be measured at fair value on a recurring basis. However, on a periodic basis, or whenever events or changes in circumstances indicate that their carrying value may not be recoverable, the Company assesses its long-lived assets for impairment. When impairment has occurred, such long-lived assets are written down to fair value.

The Company believes the carrying amounts of financial instruments including cash and cash equivalents, accounts receivable (net of allowance for doubtful accounts), accounts payable and revolving line of credit approximate fair value due to their short-term nature.

Based on the borrowing rates currently available to the Company for loans with similar terms, the carrying value of the subordinated notes, the subordinated loan and security agreement and the equity financing obligations approximate the fair value.

Cash and Cash Equivalents

The company considers all demand deposits with an original maturity to the Company of 90 days or less as cash and cash equivalents. The Company places its cash and cash equivalents with high credit-quality financial institutions.

Accounts Receivable

The Company reports accounts receivables at net realizable value. The Company has not historically assessed finance charges on past due accounts, but retains the right to do so. The allowance for doubtful accounts is estimated based on historical write-off percentages and management’s assessment of specific past due or delinquent customer accounts. The delinquency status of customers is determined by reference to contractual terms. Doubtful accounts are written off against the allowance for doubtful accounts after collection efforts have been exhausted and are recorded as recoveries of bad debts if subsequently collected. The allowance for doubtful accounts amounted to $154,000 and $100,000 as of September 30, 2022 and December 31, 2021, respectively. All accounts receivable are from customers primarily located in North America.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventory

Inventory is recorded at the lower of cost or net realizable value under the first-in, first-out method of accounting. Inventories primarily consist of purchased raw materials. The Company regularly reviews whether the net realizable value of its inventory is lower than its carrying value. If the valuation shows that the net realizable value is lower than the carrying value, the Company takes a charge to cost of sales and directly reduces the carrying value of the inventory. Indicators that could result in inventory write-downs include damaged or slow-moving materials and supplies.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are as follows:

Manufacturing equipment	3 to 7 years
Computers and software	3 years
Furniture	7 years
Leasehold Improvements	Shorter of remaining lease term or estimated useful life

Maintenance and repairs are charged to operations as incurred.

Through December 31, 2021, equipment capitalized under capital lease obligations was included in property and equipment. Property and equipment capitalized under capital lease obligations were amortized using a straight-line method over the shorter of the life of the lease or the useful life of the asset, which ranges from 3 to 7 years, and was included in depreciation expense in the condensed consolidated statements of operations. On January 1, 2022 the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (“ASC 842”), which impacted the classification of equipment formerly capitalized under capital lease obligations. The equipment related to capital leases, now finance leases, have been reclassified from property and equipment to right-of-use assets on the condensed consolidated balance sheet.

Occasionally, the Company enters into finance lease arrangements for various machinery, equipment, computer-related equipment, or software. The Company records amortization of assets leased under finance lease arrangements.

Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset many not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or the fair value less costs to sell. No such impairments have been identified as of September 30, 2022 and December 31, 2021.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Financing Costs

The deferred transaction costs consist of legal, accounting, filing and other fees related to the business combination (See Note 14) that have been capitalized. The deferred transaction costs will be offset against proceeds from the transaction upon the effectiveness of such transaction. In the event the transaction is terminated, all capitalized deferred transaction costs would be expensed. As of September 30, 2022, $1,807,626 of deferred transaction costs were capitalized and recorded on the condensed consolidated balance sheets. There were no deferred financing costs as of December 31, 2021.

Redeemable Convertible Preferred Stock

The Company records all shares of redeemable convertible preferred stock at their respective issuance price, less issuance costs, on the dates of issuance. Under certain circumstances the Company may be required to redeem the Series A and Series B redeemable convertible preferred stock. The redeemable convertible preferred stock is presented outside of stockholders’ deficit in the consolidated balance sheets. When redeemable convertible preferred stock is considered either currently redeemable or probable of becoming redeemable, the Company has elected to recognize changes in the redemption value immediately, as they occur and adjust the carrying value of redeemable convertible preferred stock to the greater of the redemption value at the end of each reporting period or the initial carrying amount.

Warrants for Redeemable Convertible Preferred Stock

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash other income or expense on the condensed consolidated statements of operations.

Revenue Recognition

The Company creates customized precision milled intraoral devices. When devices are sold, they include an assurance-type warranty guaranteeing the fit and finish of the product for a period of 3 years from the date of sale.

In accordance with ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, the Company recognizes revenue upon meeting the following criteria:

•	Identifying the contract with a customer: Customers submit authorized prescriptions and dental impressions to the Company. Authorized prescriptions constitute the contract with customers.

•	Identifying the performance obligations within the contract: The sole performance obligation is the shipment of a completed customized intraoral device.

•	Determining the transaction price: Prices are determined by standardized pricing sheets and adjusted for estimated returns, discounts, allowances and rebates.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

•	Allocating the transaction price to the performance obligations: The full transaction price is allocated to the shipment of the completed intraoral device as it is the only element in the transaction.

•	Recognize revenue as the performance obligation is satisfied: revenue is recognized upon transfer of control which occurs upon shipment of the product.

The Company does not require collateral or any other form of security from customers. Inbound shipping and handling costs related to sales are billed to customers. Outbound shipping costs are not billed to customers and are included in sales and marketing expenses. Taxes collected from customers and remitted to governmental authorities are excluded from revenue.

Standalone selling price for the various intraoral device models are determined using the Company’s standard pricing sheet. The Company invoices customers upon shipment of the product and invoices are due within 30 days. Amounts that have been invoiced are recorded in accounts receivable and revenue as all revenue recognition criteria have been met. Given the nominal value of each transaction, the Company does not offer a financing component related to its sales arrangements.

Cost of Revenue

Cost of revenue consists primarily of materials and the costs related to the production of the intra- oral device, including employee compensation, other employee-related expenses and allocable manufacturing overhead costs. The Company has a policy to classify initial recruiting, onboarding and training costs of new manufacturing employees as part of research and development expense in the condensed consolidated statements of operations. For the three and nine months ended September 30, 2022, such costs totaled $55,651 and $153,569, respectively. For the three and nine months ended September 30, 2021, such costs totaled $45,788 and $108,914, respectively.

The Company utilizes the practical expedient which permits expensing of costs to obtain a contract when the expected amortization period is one year or less, which typically results in expensing commissions paid to employees. The Company expenses sales commissions paid to employees as sales are recognized.

Warranty

The Company offers a warranty guaranteeing the fit and finish of their intraoral devices for three years from the date of initial sale, as well as a guarantee for unlimited remaking of arches. The accrual for warranty claims and unlimited arch remakes totaled $293,536 and $217,244 at September 30, 2022 and December 31, 2021, respectively, and these amounts are recorded in other accrued expenses on the consolidated balance sheets.

Research and Development

Research and development costs are charged to operations as incurred.

Advertising

Advertising costs are expensed as incurred and totaled $27,655 and $62,485 for the three and nine months ended September 30, 2022, respectively. Advertising costs totaled $13,563 and $65,638 for the three and nine months ended September 30, 2021, respectively.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

The Company’s stock-based compensation expense is recognized based on the estimated fair value of the restricted stock awards on the date of grant. The grant-date fair value of all stock- based payment awards is recognized as employee compensation expense on a straight-line basis over the requisite service period. The Company recognizes forfeitures of restricted stock awards as they occur.

Leases

The Company assesses at contract inception whether a contract is, or contains, a lease. Generally, the Company determines that a lease exists when (1) the contract involves the use of a distinct identified asset, (2) the Company obtains the right to substantially all economic benefits from use of the asset, and (3) the Company has the right to direct the use of the asset. A lease is classified as a finance lease when one or more of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset, (4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset or (5) the asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease is classified as an operating lease if it does not meet any of these criteria.

At the lease commencement date, the Company recognizes a right-of-use asset and a lease liability for all leases, except short- term leases with an original term of 12 months or less. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. The right-of-use asset is initially measured at cost, which primarily comprises the initial amount of the lease liability, less any lease incentives received. All right-of-use assets are periodically reviewed for impairment in accordance with standards that apply to long-lived assets. The lease liability is initially measured at the present value of the lease payments, discounted using an estimate of the Company’s incremental borrowing rate for a collateralized loan with the same term as the underlying leases for operating leases and the implied rate in the lease agreement for finance leases.

Lease payments included in the measurement of lease liabilities consist of (1) fixed lease payments for the noncancelable lease term, (2) fixed lease payments for optional renewal periods where it is reasonably certain the renewal option will be exercised, and (3) variable lease payments that depend on an underlying index or rate, based on the index or rate in effect at lease commencement. The Company’s real estate operating lease agreement requires variable lease payments that do not depend on an underlying index or rate established at lease commencement. Such payments and changes in payments are recognized in operating expenses when incurred.

Lease expense for operating leases consists of the fixed lease payments recognized on a straight-line basis over the lease term plus variable lease payments as incurred. Lease expense for finance leases consists of the amortization of assets obtained under finance leases on a straight-line basis over the lease term and interest expense on the lease liability based on the discount rate at lease commencement.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes as well as net operating loss carryforwards and tax credit carryforwards. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

Significant judgment may be required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that is more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company follows authoritative guidance regarding uncertain tax positions. The guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the consolidated financial statements. The guidance further prescribes the benefit to be realized assumes a review by taxing authorities having all relevant information and applying current conventions.

The guidance also clarifies the consolidated financial statements classification of tax related penalties and interest and sets forth disclosures regarding unrecognized tax benefits. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Net Loss per Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since the effects of potentially dilutive securities are antidilutive.

Recent Accounting Pronouncements

On January 1, 2022, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (ASC 842), which superseded previous guidance related to accounting for leases within Topic 842, Leases. The Company elected the practical expedient provided under ASU 2018-11, Leases (ASC 842) Targeted Improvements, which amended ASU 2016-02 to provide entities an optional transition practical expedient to adopt the new standard with a cumulative effect adjustment as of the beginning of the year of adoption with prior year comparative financial information and disclosures remaining as previously reported. As a result, no adjustments were made to the condensed consolidated balance sheet prior to January 1, 2022 and amounts are reported in accordance with historical accounting under Topic 840, while the consolidated balance sheet as of September 2022 is presented under Topic 842.

The Company elected the package of practical expedients permitted under the transition guidance, which allowed it to carry forward historical lease classification, assessment on whether a contract was or contains a lease, and assessment of initial direct costs for any leases that existed prior to January 1, 2022. The Company also elected to combine its lease and non-lease components and to keep leases with an initial term of 12 months or less off the condensed consolidated balance sheet and recognize the associated lease payments in the consolidated statements of operations on a straight-line bases over the lease term.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adoption of the new standard resulted in the recording of right of use assets and operating lease liabilities of $406,551 and $464,291, respectively, as of January 1, 2022. Additionally, upon adoption of the new standard, the Company reclassified the equipment of $2,349,591 related to capital leases to right of use assets. Finance lease liabilities of $1,826,973 were reclassified from capital lease obligation. The transition did not have a material impact on the Company’s condensed consolidated results of operations, cash flows or liquidity measures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which requires the early recognition of credit losses on financing receivables and other financial assets in scope. ASU 2016-13 requires the use of a transition model that will result in the earlier recognition of allowances for losses. The new standard is effective for fiscal years beginning after December 15, 2022. Management is currently evaluating the new standard and its possible impact on the Company’s condensed consolidated financial statements.

NOTE 2 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	September 30, 2022	December 31, 2021
Manufacturing equipment	$1,966,443	$4,420,281
Computers and software	667,871	1,547,549
Furniture	27,587	27,587
Leasehold Improvements	441,956	295,471
	3,103,857	6,290,888
Less: accumulated depreciation	(2,068,804)	(2,934,293)
Total property and equipment, net	$1,035,053	$3,356,595

Depreciation expense for the three and nine months ended September 30, 2022 was $94,560 and $302,932 respectively. Depreciation expense for the three and nine months ended September 30, 2021 was $211,695 and $605,943, respectively.

NOTE 3 — INVENTORY

Inventory consisted of the following:

	September 30, 2022	December 31, 2021
Raw Materials	$299,675	$323,989
Work in progress	106,030	54,780
	$405,705	$378,769

There is no inventory reserve recorded at September 30, 2022 and December 31, 2021.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 — ACCRUED COMPENSATION AND OTHER ACCRUED EXPENSES

Accrued compensation consisted of the following:

	September 30, 2022	December 31, 2021
Bonus	$1,056,968	$831,601
Wages	329,597	140,962
Vacation	749,325	569,777
401k matching contributions	133,696	100,134
	$2,269,586	$1,642,474

Other accrued expenses consisted of the following:

	September 30, 2022	December 31, 2021
Rebates	$453,982	$499,219
Warranty	293,537	217,244
Other	248,310	242,533
Consulting	196,463	-
Travel	96,558	-
Interest	73,160	28,750
Credit card fees	36,424	34,424
Professional fees	-	72,611
Marketing expenses	-	45,000
Freight	-	22,000
	$1,398,434	$1,161,781

NOTE 5 — LEASES

Prior to the adoption of ASC 842, rent expense on operating leases was recognized on a straight-line basis over the term of the lease. In addition, certain of the Company’s operating lease agreements for office space also include rent holidays and scheduled rent escalations during the initial lease term. The Company recorded the rent holidays as deferred rent within other liabilities on the condensed consolidated balance sheets. The Company recognized the deferred rent liability and scheduled rent increase on a straight-line basis into rent expense over the lease term commencing on the date the Company took possession of the leased space.

The Company’s operating leases consists of a lease for corporate office and product and has a remaining term of approximately fifteen months as of September 30, 2022. The Company’s operating lease agreement does not contain any material residual value guarantees or material restrictive covenants. The Company recognized right-of-use assets and lease liabilities for such leases in connection with its adoption of ASC 842 as of January 1, 2022. The Company reports operating lease right-of-use assets and the current and non-current portions of its operating lease liabilities on the condensed consolidated balance sheet.

On May 17, 2022, the Company signed a ten-year lease for the Company’s corporate headquarters. The lease will commence on the later of 15 days after substantial completion of the tenant improvements or December 15, 2022. The monthly payment will be approximately $68,000, with stated annual escalation, up to approximately $88,000. The Company received 5 months free rent.

The Company provided a $200,000 security deposit, which is recorded in other assets on the accompanying condensed consolidated balance sheet. The Company’s largest investor provided an initial two-year guaranty of $1,700,000 for the benefit of the lessor, followed by a one-year rolling guaranty of the lease performance. The Company can replace the guaranty with a letter of credit for $700,000.

The Company’s finance leases consist of various machinery, equipment, computer-related equipment, or software and have remaining terms from less than one year to five years. The Company reports assets obtained under finance leases in right-of-use assets and the current and non-current portions of its finance leases on the condensed consolidated balance sheet.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 — LEASES (Continued)

During June 2022, two finance leases were extended for an additional ten months. The Company evaluated the terms of the extension and determined that a lease modification occurred. The modification did not meet the requirements to be considered a separate contract. The additional amount of the commitments of approximately $239,000 have been recorded in right-of-use assets and finance lease liabilities on the condensed consolidated balance sheets.

The components of the Company’s lease cost, weighted average lease terms and discount rates are presented in the tables below:

	For the three	For the nine
	months ended	months ended
	September 30,	September 30,
	2022	2022
Lease Cost:
Operating lease cost	$68,709	$206,126
Finance lease cost:
Amortization of assets obtained under finance leases	$274,712	$597,904
Interest on lease liabilities	104,409	223,263
Total finance lease cost	$379,121	$821,167

As of September
Lease term and discount rate	30, 2022
Weighted average remaining lease term:
Operating leases	1.2 years
Finance leases	2.0 years

Weighted average discount rate:
Operating leases	20.0%
Finance leases	8.72%

Cash paid for amounts included in the measurement of lease liabilities:	For the nine months ended September 30, 2022
Operating cash flows from operating leases	$(148,486)
Operating cash flows from finance leases	$597,904
Financing cash flows from finance leases	$(822,315)
Right-of-use assets obtained in exchange for lease liabilities:
Acquisition of property and equipment through finance leases	$1,560,520
Addition of ROU assets from financing lease modification	$239,000
$1,799,520

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 — LEASES (Continued)

Right-of-use assets consisted of the following as of September 30, 2022:

Manufacturing equipment	$3,640,645
Computers and software	507,999
Total	4,148,644

Less accumulated amortization	(597,904)

Right-of-use assets for finance leases	3,550,740
Right-of-use assets for operating leases	270,030
Total right-of-use assets	$3,820,770

At September 30, 2022, the following table presents maturities of the Company’s finance lease liabilities:

Years ending December 31	Total
Remainder of 2022	$393,583
2023	1,042,094
2024	629,214
2025	572,377
2026 and thereafter	535,859
Total minimum lease payments	3,173,127
Less amount representing interest	(423,739)
Present value of minimum lease payments	2,749,388
Less current portion	(1,160,737)
Finance lease liabilities, less current portion	$1,588,651

At September 30, 2022, the following table presents maturities of the Company’s operating lease liabilities:

Year ending December 31	Total
Remainder of 2022	$68,709
2023	283,895
Total minimum lease payments	352,604
Less: Amount representing interest	(43,089)
Present value of minimum lease payments	309,515
Less: Current portion	(224,904)
Operating lease liabilities, less current portion	$84,611

Total rent expense for the three months ended September 30, 2021 was $62,624. Total rent expense for the nine months ended September 30, 2021 was $187,871.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 — DEBT

Equipment Financing Obligation

In September 2018, the Company entered into two equipment financing arrangements to purchase capital equipment totaling $255,845. The first equipment financing arrangement entered into by the Company was for $43,560 repayable over 5 years with an annual interest rate of 9.41%.

The second equipment financing arrangement entered into by the Company was for $212,285 repayable over 5 years with an annual interest rate of 5.82%. In October 2020, the Company refinanced the second equipment financing arrangement and entered into a new agreement for $329,048. The agreement is repayable over 6 years with an annual interest rate of 11.2%. The financed balance of the equipment under the old agreement was $150,690 at the refinancing date. The amount of the new equipment financed was $178,358.

The equipment financing arrangements are guaranteed by the Company’s primary stockholder. The balance of these notes was $259,016 and $299,950 at September 30, 2022 and December 31, 2021, respectively. Interest expense on the notes totaled $7,442 and $23,439 for the three and nine months ended September 30, 2022, respectively. Interest expense on the notes totaled $8,879 and $27,633 for the three and nine months ended September 30, 2021, respectively.

At September 30, 2022, the Company’s future principal maturities under the equipment financing obligation are summarized as follows:

Years ending December 31	Total
Remainder of 2022	$14,399
2023	58,973
2024	56,995
2025	63,698
2026	64,951
Total principal maturities	259,016

Less current portion	(60,008)

Equipment financing obligation, net of current portion	$199,008

Line of Credit

The Company entered into a Loan and Security Agreement in November 2018 with a financial institution. Under the Loan and Security Agreement, the Company may draw funds equal to the lesser of (a) $1,500,000 or (b) 85% of Eligible Accounts Receivable, as defined in the agreement, and is collateralized by all of the Company’s assets with the exception of the assets under capital lease. The annual interest rate is the greater of the prime rate plus 2.00% or 5.00% (8.25% at September 30, 2022 and 6.75% at December 31, 2021, respectively). The line of credit has an amended maturity date of November 30, 2022 and has an annual facility fee of $15,000.

On June 30, 2022, the Company entered into an amendment to the Loan and Security Agreement originally negotiated with a financial institution in November 2018. The amended agreement increases the limit for the line of credit from $1,500,000 to $2,000,000. Additionally, if the line of credit is terminated prior to the maturity date under certain scenarios, the Company will pay a termination fee of approximately $20,000. The line of credit has an amended annual facility fee of $20,000 on the closing date as defined in the agreement, and $20,000 due on every anniversary thereafter of the closing date as defined by the agreement. The Company paid a $5,000 commitment fee upon the signing of the amended agreement.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 — DEBT (Continued)

Line of Credit (continued)

The amounts borrowed under the line of credit was $1,759,377 and $587,816 at September 30, 2022 and December 31, 2021, respectively. Interest expense on the line of credit totaled $74,661 and $156,038 for the three and nine months ended September 30, 2022, respectively. Interest expense on the line of credit totaled $37,126 and $88,537 for the three and nine months ended September 30, 2021, respectively. As of September 30, 2022, the borrowing availability under the line of credit was $123,922.

Subordinated Notes

Prior to January 2020, the Company received advances under unsecured subordinated promissory note agreements for gross proceeds of $2,208,299, net of issuance costs of $76,701. The Company received advances under unsecured subordinated promissory note agreements for total proceeds of $0 and $375,000 during the three and nine months ended September 30, 2022, respectively. The Company received advances under unsecured subordinated promissory note agreements for total proceeds of $780,000 and $830,000 during the three and nine months ended September 30, 2021, respectively. No issuance costs were incurred during the three and nine months ended September 30, 2022 and 2021.

These advances are subordinate to the line of credit and Subordinated Loan and Security Agreement. $3,935,000 and $3,760,000 of these advances were made by the Company’s stockholders, directors, and employees as of September 30, 2022 and December 31, 2021, respectively, of which, the Company repaid $75,000 during the nine months ended September 30, 2022. $1,230,000 and $1,230,000 of these advances were made by the Company’s customers as of September 30, 2022 and December 31, 2021, respectively.

Amortization of the issuance costs totaled $4,546 and $13,638 for the three and nine months ended September 30, 2022, respectively. Amortization of the issuance costs totaled $4,546 and $13,727 for the three and nine months ended September 30, 2021, respectively.

On May 4, 2022, the Company’s Board of Directors approved a resolution to amend the terms of the unsecured subordinated promissory note agreements to provide for the automatic conversion of the outstanding loan amounts (including principal, interest and prepayment and change of control premiums, as well as a 5% equity kicker to incentivize lenders to agree to the amendment) into shares of Series A Redeemable Convertible Preferred Stock of the Company immediately prior to the closing of the proposed merger transaction so that such lenders will receive shares of the Purchaser’s common stock issuable at the closing.

The maturity date of the notes are 5 years after the date they are funded. Noteholders had the option to elect between two forms of the agreement:

1.	Interest is received as a cash payment (“Cash Notes”) and paid on a quarterly basis every January 1, April 1, July 1 and October 1. The annual interest rate on these notes is 15% per annum based on a 360-day year. $750,000 of the proceeds related to the Cash Notes. Interest expense totaled $23,946 and $80,509 for the three and nine months ended September 30, 2022, respectively, for the Cash Notes. Interest expense totaled $28,749 and $85,312 for the three and nine months ended September 30, 2021, respectively, for the Cash Notes.

2.	Interest is accrued and added to the principal balance (“PIK Notes”) at the commencement of each new calendar year (January 1). The annual interest rate on these notes is 20% per annum based on a 360-day year. $5,740,000 of the proceeds related to the PIK Notes. Interest expense totaled $358,020 and $1,051,358 for the three and nine months ended September 30, 2022, respectively, for the PIK Notes. Interest expense totaled $167,825 and $490,036 for the three and nine months ended September 30, 2021, respectively, for the PIK Notes.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 — DEBT (Continued)

Both the Cash Notes and PIK Notes have a prepayment penalty that is calculated on the principal and all accrued but unpaid interest at the following rates:

Less than one (1) year from the funding date	3%
One (1) year to less than two (2) years from the funding date	2%
Two (2) years to less than three (3) years from the funding date	1%
A change in control event	5%

Bridge Loan (Unsecured Subordinated Promissory Notes)

During February and March 2022, the Company received proceeds of $3,000,000 from unsecured subordinated promissory notes (“the Bridge Loans”). Interest accrues at 15% per annum, and all accrued but unpaid interest is applied and added quarterly to the principal balance (the “Base Amount”). The maturity date is two years from the date of funding or upon a change in control of the Company. The interest is increased to an amount equal to 103% of the Base Amount if the Bridge Loans are repaid upon the closing of a change of control in the Company. The Bridge Loans are subordinate to the line of credit and Subordinated Loan and Security Agreement.

During March 2022, $500,000 of the Bridge Loans were repaid. The primary stockholder of the Company was the borrower on this Bridge Loan, and a representative of this primary stockholder is a member of the Company’s Board of Directors.

During April 2022, the Company received proceeds of $150,000 from additional Bridge Loans.

On May 4, 2022, the Company’s Board of Directors approved a resolution to amend the terms of the Bridge Loans to grant an additional 5% of the Base Amount (the “Bridge Loan Kicker”) to each bridge lender who exercises its option to convert its bridge loan, which Bridge Loan Kicker will be payable in shares of Series A Redeemable Convertible Preferred Stock so that such exercising lenders will receive shares of the Purchaser’s common stock issuable at the closing thereof.

During May and June 2022, the Company and certain holders of the Bridge Loans executed a conversion addendum. Upon notice of the Business Combination Agreement, the holders of the Bridge Loans had up to 10 days to elect to convert into Series A Redeemable Convertible Preferred Stock. Immediately prior to the closing of the Business Combination, the Bridge Loans will automatically convert into the number of Series A Redeemable Convertible Preferred Stock as equal to the repayment amount of the Bridge Loans divided by the Conversion Price. The Conversion Price is defined as the quotient of the aggregate consideration to be paid to all holders of the Series A Redeemable Convertible Preferred Stock divided by the outstanding number of Series A Redeemable Convertible Preferred Stock, including the shares into which the Bridge Loans convert. Holders of Bridge Loans totaling $2,550,000 have elected to convert.

Bridge Loan (Secured subordinated loan)

On June 29, 2022, the Company entered into the Second Amendment and Loan Security Agreement (“Second Amendment”) to the subordinated loan and security agreement effective in April 2021 (See Note 6 — Debt — Subordinated Loan and Security Agreement). The Second Amendment established a convertible bridge loan advance of up to $2,000,000 to the Company from the lender (“Convertible Bridge Loan Advance”). The interest rate of the Convertible Bridge Loan Advance is 14% and the maturity date is the earlier of the date of the bridge loan conversion event or June 29, 2023. The bridge loan conversion event is the termination of the Merger Agreement (see Note 1) or the occurrence of any event that would result in the termination of the Merger Agreement as defined in the Merger Agreement. If the bridge loan conversion has not occurred, and the Convertible Bridge Loan Advance is not repaid in full on the maturity date, the default interest will bear additional 6.0% per annum. Interest is paid in arrears at December 29, 2022 and at the maturity date. Prepayment of the Convertible Bridge Loan Advance is permitted in increments of $100,000 at any time, and the prepayment requires the payment of all accrued and unpaid interest as well as a prepayment premium. The prepayment premium is the incremental amount of interest that would have been paid for the term of the convertible bridge advance and has not yet been paid.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 — DEBT (Continued)

The Company recorded the amendment of the subordinated loan and security agreement in accordance with ASC 470-50, Debt-Modifications and Extinguishments, and recorded a loss on extinguishment of debt of $192,731 in the condensed consolidated statements of operations.

Upon the occurrence of a bridge loan conversion event, the bridge loan advance balance is calculated at the amount of the principal outstanding plus a 14% premium and is considered to have been outstanding since the first amendment date of April 5, 2021. Additionally, the balance of the additional advance is set at $2,000,000, and the Company is required to issue an additional common stock warrant to the lender in an amount to be calculated based on the bridge loan advance balance at that future date. The Company determined that the accounting value of the proposed additional common stock warrant at the date of the Second Amendment is not significant and has not recorded that accounting value.

The total balance of the Bridge Loans and the convertible bridge loan advance was $4,734,699, net of issuance costs of $22,408, of which, $1,700,000 of proceeds were received from the Company’s stockholder as of September 30, 2022. Interest expense from the Bridge Loans totaled $154,200 and $270,349 for the three and nine months ended September 30, 2022, respectively. The maturity dates of the Bridge loans ranges from February 2024 to March 2024.

Subordinated Loan and Security Agreement

In January 2020, the Company entered into a loan and security agreement with a lender and borrowed $3,800,000. The loan is subordinate to the line of credit. The loan is secured by substantially all assets of the Company, contains certain financial and non-financial covenants, and has a four-year term. The loan is repayable monthly starting February 2021 at an amount equal to 4% of net revenues of the Company until the Company has paid an amount equal to the return cap of $9,500,000. The return cap is subject to a reduction of 30% if fully repaid within 12 months, 22% if fully repaid within 24 months and 11.85% if fully repaid within 36 months. During the three and nine months ended September 30, 2022, the Company made revenue share payments totaling $197,002 and $537,134, respectively. During the three and nine months ended September 30, 2021, the Company made revenue share payments totaling $143,861 and $334,725, respectively.

In April 2021, the Company entered into a second loan and security agreement with the same lender and borrowed an additional $2,000,000. The loan is subordinate to the line of credit. The loan is secured by substantially all assets of the Company, contains certain financial and non-financial covenants, and has a four-year term. The loan is repayable monthly starting May 2021 at an amount initially equal to 1.0526% of net revenues of the Company and increasing to 2.105% in the second year of the agreement, until the Company has paid an amount equal to the return cap of $3,902,800. The return cap is subject to a reduction of 22% if fully repaid within 12 months and 11.85% if fully repaid within 24 months. During the three and nine months ended September 30, 2022, the Company made revenue share payments totaling $103,672 and $226,238, respectively. During the three and nine months ended September 30, 2021, the Company made revenue share payments totaling $37,871 and $61,460, respectively.

The effective interest rates on the subordinated loan and security agreement ranged from 25.8% – 27.2% and 25.7% – 27.1 % for the nine months ended September 30, 2022 and 2021, respectively. The effective interest rate is adjusted to reflect the actual cash flows paid to date and the revised estimate of future cash flows for revenue share payments. The Company records the impact of the change in the cash flows in the current and future periods.

The outstanding balances of the subordinated loan and security agreements were $4,492,310 and $4,876,497 as of September 30, 2022 and December 31, 2021, respectively.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 — DEBT (Continued)

At September 30, 2022, the Company has estimated future revenue share payments under this subordinated loan agreement as follows:

Years ending December 31	Total
Remainder of 2022	$351,451
2023	1,577,922
2024	10,107,417
Total estimated future revenue share payments	$12,036,790

As of September 30, 2022 and December 31, 2021, the Company had a compensating balance arrangement under the loan and security agreement which requires a minimum cash deposit to be maintained in the amount of $500,000.

In connection with the loan and security agreement, the Company issued a warrant to the lender for the purchase of 211,112 shares of Series B redeemable convertible preferred stock, with an exercise price of $1.80 per share (subject to a valuation cap of $150,000,000 in the event of a liquidation defined as a deemed liquidation event or a liquidation, dissolution or winding up of the Company) and a term of ten years (“2020 preferred Series B warrants”). The fair value of the warrant at issuance was $228,000. The fair value of such warrant was estimated using the Black-Scholes Model based on the following weighted average assumptions: redeemable convertible preferred share price on date of grant of $1.80, expected dividend yield 0%, expected volatility 26%, risk-free interest rate 0.93% and contractual life of ten years.

In connection with the second loan and security agreement, the Company issued warrants to the lender for the purchase of 111,111 shares of Series B redeemable convertible preferred stock, with an exercise price of $1.80 per share (subject to a valuation cap of $150,000,000 in the event of a liquidation event defined as a deemed liquidation event or a liquidation, dissolution or winding up of the Company) and a term of ten years (“2021 preferred Series B warrants”). The fair value of the warrant at issuance was $143,333. The fair value of such warrant was estimated using the Black-Scholes Model based on the following weighted average assumptions: redeemable convertible preferred share price on date of grant of $1.80, expected dividend yield 0%, expected volatility 27%, risk-free interest rate 1.73% and contractual life of ten years.

The fair value of the warrants was recorded within noncurrent liabilities as a debt discount and a warrant liability, with changes in fair value each reporting period recognized in the consolidated statements of operations. During the three and nine months ended September 30, 2022, the Company recognized interest expense of $85,398 and $135,444, respectively, upon amortization of the debt discount. During the three and nine months ended September 30, 2021, the Company recognized interest expense of $24,303 and $60,623, respectively, upon amortization of the debt discount. The balance of the debt discount is $85,398 and $242,777 as of September 30, 2022 and December 31, 2021, respectively.

The change in fair value of the outstanding warrants classified as liabilities for the nine months ended September 30, 2022 and 2021 were as follows:

Warrant Issuance	Warrant liability, January 1, 2022	Fair value of warrants granted	Fair value of warrants exercised	Change in fair value of warrants	Warrant liability, September 30, 2022
2020 preferred Series B warrants and 2021 preferred Series B warrants	$562,244	$-	$-	$20,756	$583,000

Warrant Issuance	Warrant liability, January 1, 2021	Fair value of warrants granted	Fair value of warrants exercised	Change in fair value of warrants	Warrant liability, September 30, 2021
2020 preferred Series B warrants	$228,000	$143,333	$-	$44,334	$415,667

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 — DEBT (Continued)

The fair value of the outstanding warrants accounted for as liabilities at September 30, 2022 are calculated using the Black-Scholes option pricing model with the following assumptions:

		Black-Scholes Fair Value Assumptions
Warrant Issuance	Fair Value of Series B Redeemable Convertible Preferred Stock	Dividend Yield	Expected Volatility	Risk-Free Interest Rate	Expected Life
2021 preferred Series B warrants	$3.60	0%	46%	3.33%	0.25 years
2020 preferred Series B warrants	$3.60	0%	46%	3.33%	0.25 years

The fair value of the outstanding warrants accounted for as liabilities at December 31, 2021 are calculated using the Black-Scholes option pricing model with the following assumptions:

		Black-Scholes Fair Value Assumptions
Warrant Issuance	Fair Value of Series B Redeemable Convertible Preferred Stock	Dividend Yield	Expected Volatility	Risk-Free Interest Rate	Expected Life
2021 preferred Series B warrants	$2.89	0%	20%	1.52%	9.26 years
2020 preferred Series B warrants	$2.89	0%	20%	1.52%	8.10 years

For the Subordinated Loan and Security Agreement, the Company must prepay the loans upon the occurrence of a liquidation event. A liquidation event is defined in the agreement as the consummation of a sale or other disposition of all or a majority of all the assets of the Company or subsidiary, winding up or dissolution of the Company or subsidiary, the consummation of a merger, consolidation, or similar transaction involving, directly or indirectly, the Company or subsidiary. The Company must immediately pay the lender any unpaid portion of the return cap, as adjusted for early payments, together with any unpaid portion of the obligations.

Paycheck Protection Program Loan

The Paycheck Protection Program (“PPP”) was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). On May 6, 2020, the Company entered into a promissory note evidencing an unsecured loan in the aggregate amount of $1,278,150 made to the Company under the PPP (“PPP Loan 1”). On February 2, 2021, the Company entered into a second unsecured promissory note in the aggregate amount of $1,003,112 made to the Company under the PPP (“PPP Loan 2”).

The PPP Loans to the Company were made through Home Loan Investment Bank FSB. The interest rate on the PPP Loans were 1% and the terms are two years. In accordance with the updated Small Business guidance, the PPP Loan was modified so that, beginning ten months from the date of the PPP Loan, the Company was required to make monthly payments of principal and interest. The promissory note evidencing the PPP Loan contained customary events of default relating to, among other things, payment defaults or breaching the terms of the PPP Loan documents. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company.

On June 16, 2021, the Company submitted an application for forgiveness of $1,278,150 due on the PPP Loan 1. On June 30, 2021, the Company was notified that the principal balance of the PPP Loan 1 and accrued interest were fully forgiven. On September 16, 2021, the Company submitted an application for forgiveness of $1,003,112 due on the PPP Loan 2. On September 28, 2021, the Company was notified that the principal balance of the PPP Loan 2 and accrued interest were fully forgiven.

As a result, the Company recorded a gain of $1,003,112 and $2,281,262, in other income in the accompanying condensed consolidated statement of operations during the three and nine months ended September 30, 2021, respectively. As of September 30, 2022 and December 31, 2021, the Company had no outstanding balance under the PPP Loans.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 — DEBT (Continued)

Convertible Debt Agreements

On August 26, 2022, the Company executed convertible debt agreements with various institutional investors to provide funds to support the Merger Agreement. The closing of the convertible debt financing is conditioned upon, among other things, the closing of the business combination prior to December 10, 2022.

The debt being issued to various institutional parties consists of $30 million of debt comprised of two tranches: $15 million of senior secured convertible notes with warrants to purchase 166,665 shares of common stock and a maturity of 36 months; and $15 million of junior secured convertible notes with warrants to purchase 1,714,348 shares of common stock with a maturity of 40 months, respectively. The senior debt has an initial conversion price of $13.00, to be reset at 5% premium to market price six and twelve months after closing, subject to a floor. The subordinated debt has an initial conversion price of $11.50, to be reset to a 5% premium to the market price six and twelve months after close and subject to a floor.

NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Common Stock

The Company was authorized to issue 36,038,535 shares of all classes of common stock at a par value of $0.0001 per share as of September 30, 2022 and December 31, 2021.

At September 30, 2022, common stock consisted of the following:

	Shares Authorized	Shares issued and outstanding		Liquidation Amount
Series A	30,415,100	20,179,645		$5,355,678
Series B	1,675,600	1,673,092		977,755
Series C	3,947,835	2,929,185	*	1,287,084
Total	36,038,535	24,781,922		$7,620,517

At December 31, 2021, common stock consisted of the following:

	Shares Authorized	Shares issued and outstanding		Liquidation Amount
Series A	30,415,100	20,179,645		$5,355,678
Series B	1,675,600	1,673,092		977,755
Series C	3,947,835	2,713,649	*	1,192,377
Total	36,038,535	24,566,386		$7,525,810

* Represents fully vested Series C Shares

Liability from subscription agreements

During September 2022, the Company received proceeds of $1,225,000 from executed subscription agreements for the purchase of the future common stock of PubCo as part of the Merger Agreement.  The Company has recorded the proceeds from the subscription agreements as a current liability in the condensed consolidated financial statements because the proceeds will be returned to the subscribers if the Merger Agreement fails to close.

Redeemable Convertible Preferred Stock

The Company was authorized to issue 7,654,285 and 7,636,950 shares of all classes of preferred stock at a par value of $0.0001 per share as of September 30, 2022 and December 31, 2021.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Continued)

At September 30, 2022, the redeemable convertible preferred stock consisted of the following:

	Shares	Shares issued	Liquidation
	Authorized	and outstanding	amount
Series B Redeemable Convertible Preferred Stock	7,610,700	7,288,333	$26,237,999
Series A Redeemable Convertible Preferred Stock	43,585	26,245	26,245,000
Total	7,654,285	7,314,578	$52,482,999

At December 31, 2021, the redeemable convertible preferred stock consisted of the following:

	Shares Authorized	Shares issued and outstanding	Liquidation amount
Series B Redeemable Convertible Preferred Stock	7,610,700	7,288,333	$26,237,999
Series A Redeemable Convertible Preferred Stock	26,250	26,245	26,245,000
Total	7,636,950	7,314,578	$52,482,999

The rights, preferences, privileges, and restrictions of holders of Series A preferred, Series B preferred, Series A common, Series B common and Series C common are set forth in the Company’s amended and restated articles of incorporation and are summarized below:

Conversion

Each share of Series A Redeemable Convertible Preferred Stock shall be convertible, at least 30 days prior to the closing of an Initial Public Offering (“IPO”), at the option of the holder thereof, at any time and, from time to time, without the payment of additional consideration by the holder thereof, into shares of Series A common stock using a conversion ratio of 160.58 Shares of Series A common stock for each share of Series A Redeemable Convertible Preferred Stock. The conversion ratio shall be subject to adjustment, if any, in the event of certain dividend or distributions, recapitalization, merger, or reorganization of the Company.

Each share of Series B Redeemable Convertible Preferred Stock shall be convertible, at least 30 days prior to the closing of an IPO, at the option of the holder thereof, at any time and, from time to time, without the payment of additional consideration by the holder thereof, into shares of Series A common stock as determined by dividing $1.80 by the Series B Conversion Price in effect on the date such shares are surrendered for conversion. The conversion ratio shall be subject to adjustment, if any, in the event of certain dividend or distributions, recapitalization, merger, or reorganization of the Company.

Liquidation

The Series B Redeemable Convertible Preferred Stock has a liquidation preference of $3.60 per share (the “Series B Preferred Liquidation Amount”). In the event of a liquidation event, the Series B Redeemable Convertible Preferred Stock has priority prior to any distribution to Series A Redeemable Convertible Preferred stock, Series A, Series B and Series C common stockholders. If there are insufficient funds at the time of a liquidation event, the holders of the Series B Redeemable Convertible Preferred Stock will ratably share in the distribution of available assets.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Continued)

A liquidation event is defined as a voluntary or involuntary liquidation, dissolution or winding up of the Company, including an initial public offering and deemed liquidation events such as certain mergers and consolidations or the sale or transfer of assets.

The Series A Redeemable Convertible Preferred Stock has a liquidation preference value of $1,000 per share (the “Series A Preferred Liquidation Amount”). In the event of a liquidation event, the Series A Redeemable Convertible Preferred Stock has priority prior to any distribution to Series A, Series B and Series C common stockholders. If there are insufficient funds at the time of a liquidation event, the holders of the Series A Redeemable Convertible Preferred Stock will ratably share in the distribution of available assets.

The Series A common stock has a liquidation preference value of $0.2654 per share. In the event of a liquidation event, the Series A common stock has priority prior to any distribution to Series B and Series C common stockholders. If there are insufficient funds at the time of a liquidation event, the holders of the Series A common stock will ratably share in the distribution of available assets.

The Series B common stock and Series C common stock have a liquidation preference value of $0.5844 and $0.4394 per share, respectively. In the event of a liquidation event, the Series A common stock and Series C common stock together has priority prior to any distribution to Series B common stockholders. If there are insufficient funds at the time of a liquidation event, the holders of the Series A common stock and Series C common stock together will ratably share on a pari passu basis in the distribution of available assets.

Any remaining assets will be distributed pro rata between Series B Redeemable Convertible Preferred Stock, Series A, Series B and Series C common stockholders based on the number of shares of common stock held by each such holder on an as-converted, fully diluted basis. Any amount to be distributed to holders of shares of Preferred B Stock shall be reduced, but not below zero, by an amount equal to (a) $1.80 multiplied by (b) the total number of shares of Preferred B Stock multiplied by (c) the Adjustment Factor. The “Adjustment Factor” means (x) one minus a fraction (y) the numerator of which is the total number of shares of common stock held by holders of Series B Preferred Stock on an as-converted basis, and the denominator of which is (z) the total number of shares of common stock held by holders of Series B Preferred Stock, Series A Common Stock, Series B Common Stock and Series C Common Stock on an as-converted basis.

The distributions to be made to holders of shares of Series A Common Stock and Series B Common Stock pursuant to this subsection are collectively referred to herein as the “Remaining Series A/B Common Distribution”. Notwithstanding any contrary provision set forth herein, no redemption of shares of Preferred Stock by the Corporation shall result in a decrease in the amount of the Remaining Series A/B Common Distribution otherwise payable to the holders of shares of Series A Common Stock.

Distributions of assets to the Series A and Series B common stockholders known as “Remaining Series A/B Common Distribution” will be as follows: An amount equal to $3.777 per share (“Remaining Series A Common Liquidation Amount”) shall be paid to each holder of Series A common stock prior to any payment being made to Series B common stockholders. Any Remaining Series A/B Common Distribution shall be payable as follows: 96.68% to holders of Series A common stock and 3.32% to holders of Series B common stock.

Redemption

Upon the earlier to occur of a deemed liquidation or an IPO, shares of Series A and B Redeemable Convertible Preferred Stock shall automatically be redeemed by payment of the Preferred Liquidation Amount. In the event of an IPO, all or part of the Preferred Liquidation Amount may be paid in non- voting shares of undesignated common stock of the Company upon the vote of not less than 51% of the outstanding Series A, Series B, and Series C common stock of the Company, voting together as a single class.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7 — REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (Continued)

Additionally, upon the approval of not less than 51% of the holders of the issued and outstanding shares of Series A Redeemable Convertible Preferred Stock, the Company, to the extent it has funds available for distribution, may redeem the shares of Series A Redeemable Convertible Preferred Stock by payment in cash of the liquidation amount.

Dividends and Voting

Dividends shall be payable on shares of common stock and/or preferred stock outstanding when and if declared by the Company’s Board of Directors. No such dividends were declared during the three and nine months ended September 30, 2022 and 2021. Each holder of Series A common stock is entitled to one vote for each share held. Unless required by law, all shares of Series B common stock, Series C common stock, Series A preferred stock and Series B preferred stock are non-voting.

Common Shares Reserved

The Company has reserved shares of common stock for the following as of September 30, 2022:

Series A and B Redeemable Convertible Preferred Stock upon conversion	11,824,978
Unvested restricted common C stock	638,972
Total	12,463,950

NOTE 8 — STOCK-BASED COMPENSATION

The Company issued no shares of restricted common C shares during the three and nine months ended September 30, 2022. The Company issued no shares and 65,000 shares during the three and nine months ended September 30, 2021, respectively. 600,000 shares of the 2019 restricted common C shares will only vest upon a change in control transaction, as defined in the amended and restated certificate of incorporation of the Company. 378,789 shares of the 2019 restricted common C shares grants have a 1-year cliff vest, upon which they vest quarterly thereafter. The 2018 restricted common C shares grants totaling 175,085 shares have a 2-year cliff vest, upon which they vest quarterly thereafter. Upon a change in control event, all unvested shares will immediately become fully vested.

A summary of non-vested restricted common C shares as of September 30, 2022 and changes during the nine months then ended is presented below:

	Shares	Weighted-Average Grant Date Fair Value per Share
Non-vested restricted common C shares as of January 1, 2022	912,692	$0.01
Granted	—	—
Vested	(215,536)	$0.01
Forfeited	(58,184)	$0.02
Non-vested restricted common C shares as of September 30, 2022 (1)	638,972	$0.02

(1)         As of September 30, 2022, there was $3,000 of total unrecognized compensation cost related to non-vested restricted common C shares that is expected to be recognized over a weighted-average period of approximately 2.0 years. The estimated forfeiture rate for restricted common C shares was 0% as of September 30, 2022.

The fair value of the 215,536 shares that vested during the nine months ended September 30, 2022 was approximately $3,000.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8 — STOCK-BASED COMPENSATION (Continued)

A summary of non-vested restricted common C shares as of September 30, 2021 and changes during the nine months then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value per Share
Non-vested restricted common C shares as of January 1, 2021	1,370,391	$0.01
Granted	65,000	$0.02
Vested	(237,316)	$0.01
Forfeited	—	—
Non-vested restricted common C shares as of September 30, 2021(2)	1,198,075	$0.01

(2)            As of September 30, 2021, there was approximately $11,000 of total unrecognized compensation cost related to non-vested restricted common C shares that is expected to be recognized over a weighted- average period of 2.0 years. The estimated forfeiture rate for restricted common C share was 0% as of September 30, 2021.

The fair value of the 237,316 shares that vested during the six months ended September 30, 2021 was approximately $3,000.

Stock compensation expense related to the restricted common C shares was $1,000 and $5,000 for the three and nine months ended September 30, 2022, respectively. Stock compensation expense related to the restricted common C shares was $1,000 and $3,000 for the three and nine months ended September 30 2021, respectively.

The fair values of the shares of the Company’s restricted common C stock is estimated on each grant date by the Board of Directors. In order to determine the fair value, the Board of Directors considered, among other things, valuations prepared by an independent third-party valuation firm.

The fair value of the Company’s restricted common C stock was estimated using a two-step process. First, the Company’s enterprise value was established using generally accepted valuation methodologies, such as guideline public company and guideline company transactions. The enterprise value was allocated among the securities that comprise the capital structure of the Company using the option-pricing method. The option-pricing method treats all levels of the capital structure as call options on the enterprise’s value, with exercise price based on the “breakpoints” between each of the different claims on the securities. The inputs necessary for the option-pricing model include the current equity value (the enterprise value as previously calculated), breakpoints (the various characteristics for each class of equity, including liquidation preferences and priority distributions, in accordance with the Company’s certificate of incorporation, as amended and restated), term, risk-free rate, and volatility.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Commission Agreement

The Company had an agreement in which it paid commission to an individual for promotional consideration. The agreement required commissions of 15% of sales of the MICRO2 Sleep and Snore Device and the MICRO2 Night Time Orthotic devices.

In December 2017, the Company notified this individual that the individual was in material breach of the contract and in 2018, the Company terminated the contract. In January 2019, the Company settled the dispute and agreed to pay the individual $1,600,000. $400,000 was paid in January 2019 and sixteen (16) quarterly payments of $75,000 are required and commenced in April 2019. The Company recorded the net present value of this obligation in these consolidated financial statements totaling $1,284,825 using the Company’s incremental borrowing rate of 15.04% as the originating event for the settlement occurred in 2018. The balance of the remaining settlement totaled $147,249 and $274,323 as of September 30, 2022 and December 31, 2021, respectively. The future payments under this commission agreement, including interest, total $150,000 as of September 30, 2022 and are due in full in 2022.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Legal Proceedings

In the ordinary course of business, the Company is engaged in routine legal proceedings. Management believes that any ultimate liability arising from these actions will not have a material effect on the Company’s financial position, operating results or cash flows.

Invoice Fee Deferral

During 2018, the Company reached an agreement with a vendor allowing the Company to pay less than 100% of the invoiced amounts for legal services in anticipation of a business combination. Only upon the sale or merger of the Company or upon a public financing would the remaining portion of the invoices become due. As of September 30, 2022 and December 31, 2021, the Company has accrued $1,331,552 and $291,479, respectively, related to the deferred portion in accounts payable, accrued expenses, and in other assets.

Professional Services

During January 2022, the Company entered into an agreement with an external consulting firm to provide investor and public relations consulting services. The monthly fee is approximately $20,000 prior to the business combination. Additionally, upon completion of a successful business combination (See Note 1), the vendor will receive a payment of $200,000 as well as $200,000 in the form of common stock. The Company will pay a fee of $17,000 per month after the business combination. The agreement terminates on the last date of the month following the second anniversary of the date that the Company completes its business combination with a special purpose acquisition company.

On June 21, 2022, the Company entered into an agreement, effective January 1, 2022, with the chairman of the Board of Directors to provide consulting services. The consultant receives approximately $10,000 per month. Upon completion of a successful business combination (See Note 1), the consultant will become a full-time employee of the Company. As of September 30, 2022, the amount owed to the chairman was $90,000.

During March 2021, the Company entered into an agreement with an external consulting firm to provide consulting and advisory services. Upon completion of a successful business combination transaction (See Note 1), the consulting firm will be paid cash compensation of approximately $1,200,000 or alternatively partially in common stock of the new public entity, with at least fifteen percent of the payment as cash compensation. The agreement terminates on March 15, 2023.

NOTE 10 — INCOME TAXES

The current income tax expense for the three and nine months ended September 30, 2022 was $0 and $6,480, respectively. The current tax expense for the three and nine months ended September 30, 2021 was $0 and $7,652, respectively. These amounts consisted of state and franchise tax expense, and have been included in the accompanying condensed consolidated statements of operations.

The Company did not record a tax provision for the federal income taxes for the three and nine months ended September 30, 2022 and 2021, respectively, due to the Company’s history of losses, and accordingly, has recorded a valuation allowance against substantially all of the Company’s net deferred tax assets. The Company provides for a valuation allowance when it is more likely than not that some portion of, or all of the Company’s deferred tax assets will not be realized.

NOTE 11 — POST-RETIREMENT BENEFITS

The Company offers a 401(k) plan to employees and has historically matched employee contributions to the plan up to 3% of the employee’s salary. The matching contributions accrued as of September 30, 2022 and December 31, 2021 were $133,696 and $100,134, respectively.

PROSOMNUS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 12 — SEGMENT REPORTING

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODMs are its Chief Executive Officer and Chief Financial Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

NOTE 13 — NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders during the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Numerator:
Net loss attributable to common stockholders	$(3,548,962)	$(1,121,344)	$(9,353,340)	$(3,794,910)
Denominator:
Weighted-average common shares outstanding	24,713,218	24,433,747	24,611,666	24,269,187
Net loss per share attributable to common stockholders, basic and diluted	(0.14)	(0.05)	(0.38)	(0.16)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the nine months ended September 30, 2022 and 2021 because including them would have been antidilutive are as follows:

	September 30,
	2022	2021
Series A common stock upon conversion of redeemable convertible preferred stock A	4,214,422	4,214,422
Series A common stock upon conversion of redeemable convertible preferred stock B	7,288,333	7,288,333
Non-vested shares of Series C common stock	638,972	1,198,075
Shares subject to warrants to purchase common stock	322,223	322,223
Total	12,463,950	13,023,053

NOTE 14 — SUBSEQUENT EVENTS

As of December 12, 2022, the Company received $7,225,000 from the issuance of subscription purchase agreements for common stock of the Company. Proceeds of $6,200,000 of the issuances were received from by the Company’s stockholders, directors, and employees.

On December 6, 2022, Lakeshore consummated a series of transactions that resulted in the business combination of Lakeshore with the Company pursuant to the previously announced Merger Agreement, dated May 9, 2022, by and among Lakeshore, LAAA Merger Sub, Inc. (“Merger Sub”), RedOne Investment Limited (“Sponsor”), as purchaser representative, HGP II, LLC, as representative of ProSomnus’ stockholders, and ProSomnus Holdings, following the approval at the extraordinary general meeting of the shareholders of Lakeshore held on December 2, 2022 (the “Special Meeting”). Pursuant to the Merger Agreement, Lakeshore merged with and into LAAA Merger Corp. (“Surviving Pubco”), Merger Sub merged with and into ProSomnus Holdings, and Surviving Pubco changed its name to ProSomnus, Inc., which commenced trading on the Nasdaq Global Market under the symbol “OSA” on Dec. 7, 2022.

Simultaneous with the closing, Prosomnus, Inc. also completed a series of private financings, issuing and selling 1,025,000 shares of its common stock in a private placement to certain investors to investors for gross proceeds of $10,250,000. In connection with the PIPE financing, ProSomnus, Inc. issued 571,183 additional shares to the PIPE investors.

Additionally, ProSomnus, Inc. issued an aggregate of $16.96 million principal value senior secured convertible notes and an aggregate of $17.45 million principal value subordinated secured convertible notes to certain investors pursuant to previously announced Senior Securities Purchase Agreement and Subordinated Securities Purchase Agreement, each dated August 26, 2022 (the “Convertible Notes”).

In addition, in connection with the Convertible Notes, Surviving Pubco issued to the holders of Convertible Notes warrants to purchase an aggregate of 1.91 million shares of Surviving Pubco Common Stock at an exercise price of $11.50 per share, issued an aggregate of 250,000 bonus shares, 26,713 PIPE fee shares, and 50,000 commitment fee shares.

The Company has evaluated subsequent events for recognition or disclosure through December 12, 2022, which is the date that the interim unaudited consolidated financial statements were available to be issued.